Exhibit 4.1

DEPOSIT AGREEMENT

among

Wells Fargo & Company,

as the Company

Computershare Trust Company, N.A.

and Computershare Inc.,

as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of August 19, 2026

Relating to the 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A

Preferred Stock, Series HH, of the Company

-i-

-ii-

-iii-

DEPOSIT AGREEMENT dated as of August 19, 2026, among (i) Wells Fargo & Company, a Delaware corporation, (ii) Computershare Trust Company, N.A., a federally chartered, limited purpose trust company, (iii) Computershare Inc., a Delaware corporation and (iv) the holders from time to time of the Receipts described herein.

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, of the Company with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Series HH Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares;

WHEREAS, the Receipts are to be substantially in the form of Exhibit A attached hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement; and

WHEREAS, the terms and conditions of the Series HH Preferred Stock of the Company are substantially set forth in the Certificate of Designation attached hereto as Exhibit B;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1.	Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Certificate of Designation” shall mean the relevant Certificate of Designation filed with the Secretary of State of the State of Delaware establishing the Series HH Preferred Stock as a series of preferred stock of the Company.

“Company” shall mean Wells Fargo & Company, a Delaware corporation, and its successors.

“Computershare” shall mean Computershare Inc.

“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean collectively, the Trust Company and Computershare, and any successor as Depositary hereunder.

“Depositary Share Redemption Price” shall have the meaning set forth in Section 2.8.

“Depositary Shares” shall mean the depositary shares, each representing a 1/25th fractional interest in a share of the Series HH Preferred Stock, and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Series HH Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Series HH Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designation).

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5.

“Depositary’s Office” shall mean the principal office of the Depositary at which at any particular time its depositary receipt business in respect of matters governed by this Deposit Agreement shall be administered.

“DTC” shall mean The Depository Trust Company.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1)  (A) the Global Receipt Depository which is the holder of such Global Registered Receipt or Receipts notifies the Company that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Securities Exchange Act, and (B) the Company has not appointed a qualified successor Global Receipt Depository within ninety (90) calendar days after the Company received such notice, or

(2)  the Company in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Registered Receipt or Receipts.

“Funds” shall have the meaning set forth in Section 2.10.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Company in or pursuant to this Deposit Agreement, which person must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Securities Exchange Act.

“Global Registered Receipts” shall mean a global registered Receipt, in definitive or book-entry form, registered in the name of a nominee of DTC.

“Letter of Representations” shall mean any applicable agreement among the Company, the Depositary and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Moody’s” shall have the meaning set forth in Section 2.10.

“Preferred Stock Redemption Price” shall have the meaning set forth in Section 2.8.

“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares held of record by the record holder of such Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A.

“record holder” or “holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained by the Depositary for such purpose.

“Registrar” shall mean the Depositary or such other bank or trust company which shall be appointed by the Company to register ownership and transfers of Receipts as herein provided and if a Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“S&P” shall have the meaning set forth in Section 2.10.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Series HH Preferred Stock” shall mean shares of the Company’s 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, no par value, with a liquidation preference amount of $25,000 per share, designated and described in the Certificate of Designation.

“Trust Company” shall mean Computershare Trust Company, N.A.

Section 1.2. Appointment of Depositary.

The Company hereby appoints Trust Company to act as the Depositary in accordance with the terms and conditions of this Agreement and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of the Company under this Agreement, and Trust Company and Computershare accept the respective appointments. The Depositary is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF SERIES HH PREFERRED STOCK,

EXECUTION AND DELIVERY, TRANSFER,

SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1.	Form and Transfer of Receipts.

Definitive Receipts shall be substantially in the form set forth in Exhibit A attached to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with applicable rules of the New York Stock Exchange or its successor.

Receipts shall be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary; provided, that such signature may be a facsimile if a Registrar for the Receipts (other than the Depositary) shall have been appointed and such Receipts are countersigned by a duly authorized officer of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually by a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be required by the Depositary and approved by the Company or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Series HH Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

Section 2.2.	Deposit of Series HH Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Company may from time to time deposit shares of the Series HH Preferred Stock under this Deposit Agreement by delivering to the Depositary, including via electronic book-entry, such shares of the Series HH Preferred Stock to be deposited, properly endorsed or accompanied by a duly executed instrument of transfer or endorsement, if applicable and required by the Depositary, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and all other information required to be set forth, and together with a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or

Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited Series HH Preferred Stock.

Deposited Series HH Preferred Stock shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any Series HH Preferred Stock deposited hereunder.

Upon receipt by the Depositary of Series HH Preferred Stock deposited in accordance with the provisions of this Section, together with the other documents required as above specified, and upon recordation of the Series HH Preferred Stock on the books of the Company (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the Series HH Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Section 2.3.	Registration of Transfer of Receipts.

Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business fifteen days next preceding any selection of Depositary Shares and Series HH Preferred Stock to be redeemed and ending at the close of business on the day that notice of redemption is provided, or (b) to transfer or exchange for another Receipt any Receipt called or being called for redemption in whole or in part except as provided in Section 2.8.

Section 2.4.	Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series HH Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the holder of the Receipt or Receipts so surrendered.

Any holder of a Receipt or Receipts may withdraw the number of whole shares of Series HH Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts, at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals. Thereafter, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of Series HH Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Series HH Preferred Stock will not thereafter be entitled to deposit such Series HH Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series HH Preferred Stock to be so withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Series HH Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such holder, or subject to Section 2.3 upon such holder’s order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Series HH Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series HH Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

If the Series HH Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Series HH Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Series HH Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series HH Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

Section 2.5.	Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any charges or expenses payable by the holder of a Receipt pursuant to Section 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of Series HH Preferred Stock may be refused, the delivery of Receipts against Series HH Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.6.	Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of such holder’s ownership thereof and (ii) the holder thereof furnishing to the Depositary an affidavit and an open penalty surety bond satisfactory to the Depositary. Such Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code in effect in the State of New York.

Section 2.7.	Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.8.	Redemption of Series HH Preferred Stock.

Whenever the Company shall be permitted and shall elect to redeem shares of Series HH Preferred Stock in accordance with the provisions of the Certificate of Designation (including on account of a Regulatory Capital Treatment Event, as described therein), it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, as sole holder of the Series HH Preferred Stock, not less than 25 days and not more than 55 days prior to the Redemption Date (as defined below), notice of the date of such proposed redemption of Series HH Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the applicable Depositary Share Redemption Price, which notice shall be accompanied by a certificate from the Company stating that such redemption of Series HH Preferred Stock is in accordance with the provisions of the Certificate of Designation. On the date of such redemption, provided that the Company shall then have paid or caused to be paid in full to the Depositary the redemption price per share of Series HH Preferred Stock to be redeemed, plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption, in accordance with and as required by the provisions of the Certificate of Designation (the “Preferred Stock Redemption Price”), the Depositary shall redeem the number of Depositary Shares representing such Series HH Preferred Stock. The Depositary shall provide notice of the Company’s redemption of Series HH Preferred Stock and the proposed simultaneous redemption of the number of Depositary

Shares representing the Series HH Preferred Stock to be redeemed pursuant to the applicable procedures of the Depositary, not less than 15 days and not more than 45 days prior to the date fixed for redemption of such Series HH Preferred Stock and Depositary Shares (the “Redemption Date”), to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed at the addresses of such holders as they appear on the records of the Depositary, but neither failure to duly give any such notice of redemption of Depositary Shares to one or more such holders nor any defect in any notice of redemption of Depositary Shares to one or more such holders shall affect the sufficiency of the proceedings for redemption as to the other holders. Each such notice shall be prepared by the Company and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (iii) the Depositary Share Redemption Price (as defined below); and (iv) the place or places where Receipts evidencing Depositary Shares are to be surrendered for payment of the Depositary Share Redemption Price (as defined below). In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected by the Depositary either pro rata (as nearly as may be) or in any other manner determined by the Depositary in its sole discretion to be fair and equitable. In any case, the Depositary will redeem Depositary Shares only in increments of 25 Depositary Shares and multiples thereof.

Notice having been provided by the Depositary as aforesaid, from and after the Redemption Date (unless the Company shall have failed to provide the funds necessary to redeem the Series HH Preferred Stock evidenced by the Depositary Shares called for redemption) (i) all shares of Series HH Preferred Stock called for redemption shall cease to be outstanding and any rights with respect to such shares shall cease and terminate (except for the right to receive the Preferred Stock Redemption Price without interest), (ii) the Depositary Shares being redeemed from such proceeds shall cease to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares shall, to the extent of such Depositary Shares, cease and terminate (except the right to receive the Depositary Share Redemption Price without interest), and (iii) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share (the “Depositary Share Redemption Price”) equal to 1/25th of the Preferred Stock Redemption Price per share of Series HH Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Section 2.9.	Receipts Issuable in Global Registered Form.

If the Company shall determine in a written instruction delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing such Receipts, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Company or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Company, the Depositary and any director, officer, employee or agent of the Company or the Depositary as the holder of such Global Registered Receipt for all purposes whatsoever.

Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the holders of Global Registered Receipts is required under this Deposit Agreement, the Company and the Depositary shall give all such notices, payments and communications specified herein to be given to such holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Company for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, shall execute and deliver individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Registered Receipt surrendered in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Company determine that the Receipts should be issued as a Global Registered Receipt, the parties hereto shall comply with the terms of each Letter of Representations.

Section 2.10.	Deposits.

All funds administered by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of the services hereunder (the “Funds”) shall be administered by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Deposit Agreement, Computershare may administer or invest the Funds through such accounts in: (i) funds backed by obligations of, or guaranteed by, the United States of America; (ii) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (iii) Government and Treasury backed AAA-rated fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (iv) short term certificates of deposit, bank repurchase agreements and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Section 2.10, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

ARTICLE III

CERTAIN OBLIGATIONS OF

HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.1.	Filing Proofs, Certificates and Other Information.

Any holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of the Series HH Preferred Stock represented by the Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2.	Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to Computershare of certain charges and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any withdrawal of Series HH Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends or other distributions may be withheld or any part of or all the Series HH Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale), and such dividends or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the holder of such Receipt remaining liable for any deficiency.

Section 3.3.	Warranty as to Series HH Preferred Stock.

The Company hereby represents and warrants that the Series HH Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable (subject to 12 U.S.C. § 55). Such representation and warranty shall survive the deposit of the Series HH Preferred Stock and the issuance of Receipts.

Section 3.4. Warranty as to Receipts.

The Company hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in the Series HH Preferred Stock. Such representation and warranty shall survive the deposit of the Series HH Preferred Stock and the issuance of Receipts.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

Section 4.1. Cash Distributions.

Whenever Computershare shall receive any cash dividend or other cash distribution on Series HH Preferred Stock, Computershare shall, subject to Sections 3.1 and 3.2, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or Computershare shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series HH Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. Computershare shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent. If the calculation of a cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, Computershare shall round that amount up to the next highest whole cent and will request that Company pay the resulting additional amount to Computershare for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, Computershare shall disregard that fractional amount and any balance thus not distributable shall be held by Computershare (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by Computershare for distribution to record holders of Receipts then outstanding. Each holder of a Receipt shall provide Computershare with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by Computershare of a portion of any of the distributions to be made hereunder.

Section 4.2.	Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon Series HH Preferred Stock, the Depositary shall, at the direction of the Company, subject to Sections 3.1 and 3.2, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Company may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among such record holders in accordance with the direction of the Company, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the holders of Receipts unless the Company shall have provided an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

Section 4.3.	Subscription Rights, Preferences or Privileges.

If the Company shall at any time offer or cause to be offered to the persons in whose names Series HH Preferred Stock is recorded on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct the Depositary in writing, either by the issue to such record holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Company; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Depositary determines that it is not lawful or (after consultation with the Company) not feasible to make such rights, preferences or privileges available to holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Depositary, in its discretion (with approval of the Company, in any case where the Depositary has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.

The Company shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Company agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Company shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

The Company shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, and the Company agrees with the Depositary that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

Section 4.4.	Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to Series HH Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of Series HH Preferred Stock are entitled to vote or of which holders of Series HH Preferred Stock are entitled to notice, or whenever the Depositary and the Company shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to, or otherwise in accordance with the terms of, the Series HH Preferred Stock, as identified in a written notice to the Depositary of such record date) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5.	Voting Rights.

Subject to the provisions of the Certificate of Designation, upon receipt of notice of any meeting at which the holders of Series HH Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice prepared by the Company which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series HH Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series HH Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Company hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series HH Preferred Stock or cause such Series HH Preferred Stock to be voted. In the absence of specific instructions from holders of Receipts, the Depositary will abstain from voting (but shall appear) at any meeting with respect to the Series HH Preferred Stock (unless directed to the contrary by the record holders of all related Receipts) to the extent of the Depositary Shares (or portion thereof) represented by the applicable Depositary Shares evidenced by such Receipt.

Section 4.6.	Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of the Series HH Preferred Stock subject to the provisions of the Certificate of Designation, or upon any recapitalization, reorganization, merger or consolidation affecting the Company or to which it is a party, the Depositary may in its discretion with the approval of, and shall upon the instructions of, the Company, and (in either case) in such manner as the Depositary may deem equitable, (i) make such adjustments as are certified by the Company in the fraction of an interest represented by one Depositary Share in one share of Series HH Preferred Stock and in the ratio of the Depositary Share Redemption Price to the Preferred Stock Redemption Price, in each case as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of Series HH Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series HH Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series HH Preferred Stock. In any such case the Depositary may in its discretion, with the approval of the Company, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series HH Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series HH Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of Series HH Preferred Stock and other securities and property and cash into which the Series HH Preferred Stock represented by such Receipts might have been converted or for which such Series HH Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7.	Delivery of Reports.

The Depositary shall furnish to holders of Receipts any reports and communications received from the Company which are received by the Depositary and which the Company is required to furnish to the holders of the Series HH Preferred Stock.

Section 4.8.	Lists of Receipt Holders.

Promptly upon request from time to time by the Company, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all record holders of Receipts.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S

AGENTS, THE REGISTRAR AND THE COMPANY

Section 5.1.	Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer, surrender and exchange of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

The Depositary may, with the approval of the Company, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Series HH Preferred Stock represented by such Depositary Shares shall be listed on one or more national stock exchanges, the Depositary will appoint a Registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute Registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Series HH Preferred Stock are listed on one or more other stock exchanges, the Depositary will, at the request of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts, such Depositary Shares or such Series HH Preferred Stock as may be required by law or applicable stock exchange regulation.

Section 5.2.	Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall incur any liability to any holder of any Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Company’s Restated Certificate of Incorporation (including the Certificate of Designation), or by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar or the Company shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Company incur liability to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

Section 5.3.	Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement to holders of Receipts other than for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding anything in this Deposit Agreement to the contrary, neither the Depositary, nor the Depositary’s Agent nor any Registrar nor the Company shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits).

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall be under, any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series HH Preferred Stock, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information from any person presenting Series HH Preferred Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary will only indemnify the Company against liability which may directly arise out of acts performed or omitted by the Depositary due to its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), however, in no event shall the Depositary be liable for consequential, special or indirect damages of any kind regardless of whether the Depositary is put on notice of the possibility of such damages. The Depositary shall not be liable for the acts or omissions due to the gross negligence or willful misconduct of any Depositary’s Agent, so long as such Depositary’s Agent was appointed with due care.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series HH Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken in bad faith. The Depositary undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar.

The Depositary, the Depositary’s Agents, and any Registrar may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series HH Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary. The Depositary shall not be liable to the Company, any holder of Receipts, or any action taken by it in accordance with the written instruction of the Company or the holders of Receipts.

From time to time, the Company may provide the Depositary with instructions concerning the services performed by the Depositary under this Deposit Agreement. In addition, at any time, the Depositary may apply to any officer of the Company for instruction, and may consult with legal counsel for the Depositary with respect to any matter arising in connection with the services to be performed by the Depositary under this Deposit Agreement. The Depositary and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by the Depositary in reliance upon any written instructions from the Company or upon the advice or opinion of such counsel. The Depositary shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The terms of this Section 5.3 shall survive termination of this Agreement.

Section 5.4.	Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series HH Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the record holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail notice of its appointment to the record holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or in the name of the successor Depositary.

Section 5.5.	Corporate Notices and Reports.

The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Series HH Preferred Stock, the Depositary Shares or the Receipts are listed or by the Company’s Restated Certificate of Incorporation, as amended (including the Certificate of Designation), to be furnished to the record holders of Receipts. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested by the Company. Unless otherwise required by law, the requirements set forth in this Section 5.5 may be satisfied by publicly filing or furnishing such information with or to the U.S. Securities and Exchange Commission.

Section 5.6.	Indemnification by the Company.

Notwithstanding Section 5.3 to the contrary, the Company shall indemnify the Depositary, any Depositary’s Agent and any Registrar (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) on the respective parts of any such person or persons. The obligations of the Company set forth in this Section 5.6 shall survive any succession of any Depositary, Registrar or Depositary’s Agent.

Section 5.7.	Fees, Charges and Expenses.

The Company agrees promptly to pay the Depositary the compensation to be agreed upon with the Company for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without gross negligence or willful misconduct on its part (or on the part of any Depositary’s Agent) in connection with the services rendered by it (or such Depositary’s Agent) hereunder. The Company shall pay all charges of the Depositary in connection with the initial deposit of the Series HH Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of the Series HH Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Series HH Preferred Stock at the option of the Company. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of holders of Depositary Shares evidenced by Receipts. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which the Company is not otherwise liable hereunder, such holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such holder of Receipts. The Depositary shall present its statement for charges and expenses to the Company at such intervals as the Company and the Depositary may agree.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1.	Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of at least a majority (or, in the case of such amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, two-thirds of the holders) of the Depositary Shares then outstanding. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.5 and 2.6 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the holder the Series HH Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable stock exchange. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.1.

Section 6.2.	Termination.

This Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed pursuant to Section 2.8 or (ii) there shall have been made a final distribution in respect of the Series HH Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.1 or 4.2, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Sections 5.6 and 5.7.

ARTICLE VII

MISCELLANEOUS

Section 7.1.	Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit

Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

Section 7.2.	Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3.	Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4.	Notices.

Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram, facsimile transmission or electronic mail confirmed by letter, addressed to the Company at

Wells Fargo & Company

Attention: Treasury Global Funding

MAC N9310-060

550 South 4th Street

Minneapolis, MN 55415

or at any other addresses of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Depositary at the Depositary’s Office at

Computershare Trust Company, N.A.

150 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

or at any other address of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary, or if such holder shall have timely filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or by facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, however, act upon any facsimile transmission received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5.	Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Company of any such action.

Section 7.6.	Appointment of Registrar and Transfer Agent in Respect of the Receipts.

The Company hereby appoints the Trust Company as Registrar and Transfer Agent in respect of the Receipts and the Depositary hereby accepts such appointments.

Section 7.7.	Holders of Receipts Are Parties.

The holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.8.	Governing Law.

This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.9.	Inspection of Deposit Agreement.

Copies of this Deposit Agreement shall be filed with the Depositary and, to the extent determined by the Depositary, with the Depositary’s Agents, and shall be open to inspection during business hours at the Depositary’s Office and the respective offices of such Depositary’s Agents, if any, by any holder of a Receipt.

Section 7.10.	Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

WELLS FARGO & COMPANY

By:	/s/ Scott Knoblach
	Name:	Scott Knoblach
	Title:	Senior Vice President and Assistant Treasurer

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC. (on behalf of both entities)

By:	/s/ Fred Papenmeier
	Name:	Fred Papenmeier
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF RECEIPT]

UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO WELLS FARGO & COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED NO. [__]	CUSIP 95002YAG8

DEPOSITARY SHARES

[__________]

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES EACH

REPRESENTING A 1/25TH INTEREST IN A SHARE OF 6.55% FIXED RATE RESET NON-CUMULATIVE PERPETUAL CLASS A PREFERRED STOCK, SERIES HH

OF

Wells Fargo & Company

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SEE REVERSE FOR CERTAIN DEFINITIONS

Computershare Trust Company, N.A., a national banking association duly organized and validly existing under the laws of the United States, hereby certifies that Cede & Co. is the registered owner of [______________] DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing a 1/25th interest in a share of 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, no par value, with a liquidation preference amount of $25,000 per share (the “Series HH Preferred Stock”), of Wells Fargo & Company, a Delaware corporation (the “Company”), on deposit with Computershare Trust Company, N.A. and Computershare Inc. (collectively, the “Depositary”), subject to the terms and entitled to the benefits of the Deposit Agreement dated as of August 19, 2026 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual signature of a duly authorized officer thereof.

This Depositary Receipt is transferable in cities designed by the Depositary, available online at www.computershare.com.

Dated: ________________________

Computershare Trust Company, N.A., and Computershare Inc., Depositary
(on behalf of both entities)

By:	___________________________
Authorized Officer

[FORM OF REVERSE OF RECEIPT]

WELLS FARGO & COMPANY

WELLS FARGO & COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATION ESTABLISHING THE 6.55% FIXED RATE RESET NON-CUMULATIVE PERPETUAL CLASS A PREFERRED STOCK, SERIES HH, OF WELLS FARGO & COMPANY ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Company will furnish without charge to each holder of receipt who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Company or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Equivalent Phrase	Abbreviation	Equivalent Phrase
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PAR	Paragraph
AGMT	Agreement	FBO	For the benefit of	PL	Public Law
ART	Article	FDN	Foundation	TR	(As) trustee(s), for, of
CH	Chapter	GDN	Guardian(s)	U	Under
CUST	Custodian for	GDNSHP	Guardianship	UA	Under agreement
DEC	Declaration	MIN	Minor(s)	UW	Under will of, Of will of, Under last will & testament
EST	Estate, of Estate of

For value received, _______________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint __________________________________________________ Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated: _____________________________

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

EXHIBIT B

[Certificate of Designation attached]

B-1

WELLS FARGO & COMPANY

CERTIFICATE OF DESIGNATION

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

6.55% FIXED RATE RESET NON-CUMULATIVE PERPETUAL CLASS A PREFERRED STOCK, SERIES HH

(Without Par Value)

WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”), which authorize the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon Securities Committee I of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the unanimous written consent of the Committee duly adopted on August 13, 2026, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 25, 2016, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation, and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. The shares of such series of Preferred Stock shall be designated 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, with no par value and a liquidation preference amount of $25,000 per share (the “Series HH Preferred Stock”). Each share of Series HH Preferred Stock shall be identical in all respects to every other share of Series HH Preferred Stock except with respect to the date from which dividends may accrue. Series HH Preferred Stock will rank equally with Parity Stock with respect to the payment of dividends and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and will rank senior to Junior Stock with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series HH Preferred Stock shall be 70,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series HH Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law stating that such increase or decrease, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series HH Preferred Stock.

Section 3. Definitions. As used herein with respect to Series HH Preferred Stock:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York, subject to any adjustments made by the Calculation Agent as provided for herein.

“Calculation Agent” means a calculation agent appointed by the Corporation prior to the first Reset Dividend Determination Date or any successor appointed by the Corporation thereafter. A record of the selection of the Calculation Agent or any successor will be maintained by the Corporation and available to any stockholder upon request.

“Certificate of Designation” means this Certificate of Designation relating to the Series HH Preferred Stock, as it may be amended from time to time.

“Common Stock” means the common stock of the Corporation, par value $1 2⁄3 per share, as the same exists at the date of this Certificate of Designation or as such stock may be constituted from time to time.

“Depositary Company” has the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” has the meaning set forth in Section 4(a) hereof.

“Dividend Period” has the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“First Reset Date” has the meaning set forth in Section 4(a) hereof.

“Five-year Treasury Rate” means:

(1)	the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing

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under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion; or

(2)

if no calculation is provided as described above, then the Calculation Agent will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the Five-year Treasury Rate or (ii) if there is no such industry-accepted substitute or successor for the Five-year Treasury Rate, a substitute or successor rate that is most comparable to the Five-year Treasury Rate. Upon selection of a substitute or successor rate, the Calculation Agent may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the Business Day convention, the definition of Business Day, the Reset Dividend Determination Date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the Five-year Treasury Rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which the Series HH Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Nonpayment Event” shall have the meaning set forth in Section 7(b).

“Parity Stock” means any other class or series of stock of the Corporation now existing or hereafter authorized that ranks on par with the Series HH Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Preference Stock” means any and all series of preference stock, having no par value, of the Corporation.

“Preferred Stock” means any and all series of preferred stock, having no par value, of the Corporation, including the Series HH Preferred Stock.

“Preferred Stock Directors” shall have the meaning set forth in Section 7(b).

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“Regulatory Capital Treatment Event” means the Corporation’s reasonable determination that as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after August 12, 2026; (ii) proposed change in those laws or regulations that is announced or becomes effective on or after August 12, 2026; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after August 12, 2026, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of all shares of Series HH Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series HH Preferred Stock is outstanding.

“Reset Date” has the meaning set forth in Section 4(a) hereof.

“Reset Dividend Determination Date” has the meaning set forth in Section 4(a) hereof.

“Reset Period” has the meaning set forth in Section 4(a) hereof.

“Series HH Preferred Stock” has the meaning set forth in Section 1 hereof.

“Voting Parity Stock” means any Parity Stock having similar voting rights as the Series HH Preferred Stock.

Section 4. Dividends.

(a) Rate. Dividends on the Series HH Preferred Stock will not be mandatory. Holders of Series HH Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference amount of $25,000 per share of the Series HH Preferred Stock, payable quarterly in arrears on the 15th day of each March, June, September and December, commencing December 15, 2026 (long first Dividend Period), and accruing at an annual rate equal to (i) 6.55% from, and including, August 19, 2026 to, but excluding, September 15, 2031 (the “First Reset Date”), and (ii) the Five-year Treasury Rate as of the most recent Reset Dividend Determination Date plus 2.174% for each Reset Period, from, and including, the First Reset Date, commencing on December 15, 2031; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (each such day on which dividends are payable a “Dividend Payment Date”). A “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, August 19, 2026 to, but excluding, December 15, 2026. A “Reset Period” means the period from, and including, a Reset Date to, but excluding, the next succeeding Reset Date, except for the initial Reset Period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding Reset Date. A

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“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the immediately preceding Reset Date, and no Reset Date, including the First Reset Date, will be adjusted due to the occurrence of a non-Business Day. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day that is three Business Days prior to the applicable Reset Date, subject to any adjustments made by the Calculation Agent as provided for herein. The record date for payment of dividends on the Series HH Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other date as determined by the Corporation’s Board of Directors. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The Calculation Agent’s determination of the rate of any dividend for each Reset Period and its calculation of the amount of dividends, and any other adjustments made by the Calculation Agent pursuant to the terms hereof will be maintained on file at the Calculation Agent’s principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

(b) Non-Cumulative Dividends. Dividends on shares of Series HH Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series HH Preferred Stock on any Dividend Payment Date are not declared prior to such Dividend Payment Date, then such dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series HH Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on the Dividend Payment Date for such Dividend Period or at any time in the future or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series HH Preferred Stock or any other series of authorized Preferred Stock, Preference Stock, or Common Stock of the Corporation.

(c) Priority of Dividends. So long as any shares of Series HH Preferred Stock remain outstanding:

(1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock, and no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation (other than, subject to any other provision of the Restated Certificate of Incorporation, (i) a dividend payable solely in shares of Junior Stock, (ii) any dividend in connection with the implementation of a stockholder rights plan, or the redemption or repurchase of any rights under any such plan, (iii) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (iv) as a result of a reclassification of Junior Stock for or into other Junior Stock, (v) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (vi) through the use of proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (vii) any purchase, redemption or other acquisition of Junior Stock pursuant to any of the Corporation’s or any of its subsidiaries’ employee, consultant or director incentive or benefit plans or

5

arrangements (including any employment, severance or consulting arrangements) adopted before or after August 12, 2026, (viii) any purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the securities being converted or exchanged, (ix) the purchase of Junior Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with the distribution thereof or (x) the purchase of Junior Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with market-making or other secondary market activities in the ordinary course of business); and

(2) no shares of Parity Stock will be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series HH Preferred Stock and such Parity Stock during a Dividend Period (other than (i) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock, (ii) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or Junior Stock, (iii) through the use of proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, (iv) any purchase, redemption or other acquisition of Parity Stock pursuant to any of the Corporation’s or any of its subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after August 12, 2026, (v) any purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the securities being converted or exchanged, (vi) the purchase of Parity Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with the distribution thereof or (vii) the purchase of Parity Stock by Wells Fargo Securities, LLC, or any other affiliate of the Corporation, in connection with market-making or other secondary market activities in the ordinary course of business), unless, in each case, full dividends on all outstanding shares of Series HH Preferred Stock for the Dividend Period ending on or immediately prior to the dividend payment date or other payment date for such Junior Stock or Parity Stock have been declared and paid or declared and a sum sufficient for payment of those dividends has been set aside.

Subject to the succeeding sentence, for so long as any shares of Series HH Preferred Stock remain outstanding, no dividends shall be declared, paid, or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series HH Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Series HH Preferred Stock and on any Parity Stock but cannot make full payment of those declared dividends, the Corporation will allocate the dividend payments on a proportional basis among the holders of shares of Series HH Preferred Stock and the holders of any Parity Stock then outstanding where the terms of such Parity Stock provide similar dividend rights.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on the Common Stock and any other stock that is Parity Stock or Junior Stock, from time to time

6

out of any assets legally available for such payment, and the shares of Series HH Preferred Stock shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series HH Preferred Stock shall be entitled to receive in full out of assets available for distribution to its stockholders before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of Parity Stock or any stock of the Corporation ranking senior to the Series HH Preferred Stock as to such distribution, a liquidating distribution in the amount of $25,000 per share, plus an amount equal to any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation (the “Liquidation Preference”). The holders of Series HH Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference to all holders of Series HH Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series HH Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preference of Series HH Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series HH Preferred Stock and all other amounts payable upon liquidation, dissolution or winding up of the Corporation have been paid in full to all holders of any Parity Stock and any other series of Preferred Stock or Preference Stock ranking senior to the Common Stock upon a liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

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Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem, subject to the prior approval of the Federal Reserve Board, out of funds legally available therefor, in whole or in part, the shares of Series HH Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after September 15, 2031, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series HH Preferred Stock shall be $25,000 per share plus an amount equal to any dividends that have been declared but not paid up to the redemption date without accumulation of any undeclared dividends.

Notwithstanding the foregoing, within 90 days of the Corporation’s good faith determination that a Regulatory Capital Treatment Event has occurred, the Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may, subject to the approval of the appropriate federal banking agency, redeem out of funds legally available therefor, in whole, but not in part, the shares of Series HH Preferred Stock at the time outstanding, prior to September 15, 2031, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series HH Preferred Stock shall be $25,000 per share plus an amount equal to any dividends that have been declared but not paid, without accumulation of any undeclared dividends.

(b) Notice of Redemption. Notice of every redemption of shares of Series HH Preferred Stock shall be provided to a Depositary Company (as defined below), as sole holder of the Series HH Preferred Stock, pursuant to the applicable procedures of such Depositary Company. Such notice shall be provided at least 25 days and not more than 55 days before the date fixed for redemption. Any notice given as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice, or any defect in such notice, to any holder of shares of Series HH Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other holder’s shares of Series HH Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series HH Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, if applicable, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for those shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. Notwithstanding the foregoing, if the Series HH Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series HH Preferred Stock at the time outstanding, the shares of Series HH Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series HH Preferred Stock in proportion to the number of Series HH Preferred Stock held by such holders or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized

8

committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series HH Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series HH Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by applicable law.

(b) Right To Elect Two Directors Upon Nonpayment Events. Whenever dividends payable on any shares of Series HH Preferred Stock or any class or series of Voting Parity Stock have not been declared and paid in an aggregate amount equal to, as to any class or series, at least six quarterly Dividend Periods or their equivalent, whether or not for consecutive Dividend Periods (a “Nonpayment Event”), the holders of the outstanding Series HH Preferred Stock, voting together as a class with holders of Voting Parity Stock whose voting rights are exercisable, will be entitled to vote for the election of two additional directors of the Corporation’s Board of Directors at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders (the “Preferred Stock Directors”) by a plurality of the votes cast; provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series HH Preferred Stock (together with the holders of shares of any one or more other series of Voting Parity Stock). At elections for such

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directors, each holder of the Series HH Preferred Stock shall be entitled to 25 votes for each share held (the holders of shares of any other series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock as may be granted to them). The right of the holders of the Series HH Preferred Stock (voting together as a class with the holders of shares of any one or more other series of Voting Parity Stock) to elect Preferred Stock Directors shall continue until such time as the Corporation has paid in full dividends for the equivalent of at least four quarterly Dividend Periods or their equivalent, at which time such right with respect to the Series HH Preferred Stock shall terminate, except as provided by law, and subject to revesting in the event of each and every subsequent default of the character described in this Section 7(b).

Upon any termination of the right of the holders of all shares of Series HH Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, the term of office of all Preferred Stock Directors then in office elected by only those holders voting as a class shall terminate immediately (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director). Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the outstanding shares of Series HH Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a class). In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by a plurality of the votes cast by the holders of Series HH Preferred Stock and Voting Parity Stock having the voting rights described above, voting together as a class, unless the vacancy has already been filled. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this Section 7(b) shall have expired, the number of directors shall be such number as may be provided for in or determined in accordance with the By-Laws irrespective of any increase made pursuant to this Section 7(b).

(c) Other Voting Rights. In addition to any other vote required by law or the Restated Certificate of Incorporation, so long as any shares of the Series HH Preferred Stock remain outstanding, the vote or consent of the holders of the outstanding shares of Series HH Preferred Stock and outstanding shares of all other series of Voting Parity Stock entitled to vote on the matter, by a vote of at least 66 2/3% in voting power of all such outstanding Series HH Preferred Stock and such Voting Parity Stock, voting together as a class, given in person or by proxy, either by consent without a meeting or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following actions, whether or not such approval is required by Delaware law: (i) the issuance of any class or series of Preferred Stock or Preference Stock ranking senior to the Series HH Preferred Stock in the payment of dividends or the distribution of assets in the event of the Corporation’s voluntary or involuntary liquidation, dissolution or winding up; (ii) any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation, including the Certificate of Designation, or the By-laws that would adversely affect the rights, preferences, privileges or voting powers of the Series HH Preferred Stock; (iii) any amendment or alteration of the Restated Certificate of Incorporation, including the Certificate of Designation, or By-laws to authorize, create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any

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class or series of the Corporation’s capital stock ranking senior to the Series HH Preferred Stock with respect to either the payment of dividends or in the distribution of assets in the event of the Corporation’s voluntary or involuntary liquidation, dissolution or winding up; or (iv) any consummation of a reclassification involving the Series HH Preferred Stock or a merger or consolidation of the Corporation with another corporation or other entity, except holders of the Series HH Preferred Stock will have no right to vote under this Section 7(c)(iv) if in each case (a) the shares of Series HH Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (b) such shares of Series HH Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series HH Preferred Stock, taken as a whole; provided, however, that any authorization, creation or increase in the authorized amount of or issuance of the Series HH Preferred Stock or any Parity Stock or Junior Stock or any securities convertible into any class or series of Parity Stock (whether dividends payable in respect of such Parity Stock are cumulative or non-cumulative) or Junior Stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Series HH Preferred Stock, and holders of the Series HH Preferred Stock shall have no right to vote thereon.

If any amendment, alteration, repeal, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of voting Preferred Stock (including the Series HH Preferred Stock), then only those series affected by and entitled to vote on the matter shall vote on the matter together as a class (in lieu of all other series of Preferred Stock).

Each holder of the Series HH Preferred Stock will have 25 votes per share on any matter on which holders of the Series HH Preferred Stock are entitled to vote, whether separately or together with any other series of stock of the Corporation (the holders of any shares of any other series of stock being entitled to such number of votes, if any, for each share of stock as may be granted to them), pursuant to Delaware law or otherwise, including by consent.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series HH Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series HH Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably set aside in trust or deposited with a bank or trust company to effect such redemption.

(e)  Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series HH Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Certificate of Incorporation, the By-laws and applicable law.

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Section 8. Preemption and Conversion. The holders of Series HH Preferred Stock shall not have any rights of preemption or rights to convert such Series HH Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Reacquired Shares. Shares of Series HH Preferred Stock which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

Section 10. No Sinking Fund. Shares of Series HH Preferred Stock are not subject to the operation of a sinking fund.

Section 11. Additional Classes or Series of Stock. Notwithstanding anything set forth in the Restated Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors of the Corporation, or any authorized committee of the Board of Directors of the Corporation, (i) without the vote of the holders of the Series HH Preferred Stock, may authorize and issue additional shares of Junior Stock and Parity Stock and (ii) with the requisite vote of the holders of the Series HH Preferred Stock and Parity Stock entitled to vote thereon, may authorize and issue any additional class or series of Preferred Stock or Preference Stock senior to the Series HH Preferred Stock as to the payment of dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

[Signature Page Follows]

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IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designation to be signed by Scott Knoblach, its Senior Vice President and Assistant Treasurer, and Mingli Wu, its Assistant Secretary, this 14th day of August, 2026.

WELLS FARGO & COMPANY

By:	/s/ Scott Knoblach
Scott Knoblach, Senior Vice President and Assistant Treasurer

/s/ Mingli Wu
Mingli Wu, Assistant Secretary

[Signature Page to Series HH Certificate of Designation]